UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2019

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma		73102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2019, the Board of Directors (the “Board”) of Continental Resources, Inc. (the “Company”) approved a unanimous written consent electing Timothy G. Taylor, to the Board as a Class II director, effective as of the close of business on November 20, 2019. As a Class II director, Mr. Taylor will stand for election with the other Class II directors at the 2020 Annual Meeting of Shareholders. As a result of Mr. Taylor’s election, the size of the Company’s Board is seven members, with five independent directors. Mr. Taylor was not elected as a result of an agreement or understanding with any other person or entity.

Mr. Taylor was also appointed to serve on the Audit and Compensation Committees of the Board. Other than the appointments described in the prior sentence, the composition of the Board committees remains unchanged.

Mr. Taylor will participate in the non-employee director compensation program described under the heading “Non-Employee Director Compensation” in the proxy statement for the Annual Meeting filed by the Company with the Securities and Exchange Commission on April 4, 2019 (the “Proxy Statement”). Assuming the committee assignments described above, under the current compensation program, on an annualized basis, Mr. Taylor will receive cash payments of $94,140. He also received an initial grant of 3,887 shares of restricted stock, which vests on May 15, 2020. The current targeted grant value for annual non-employee director restricted stock grants is $240,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)

Dated: November 20, 2019

	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer